Exhibit 16.1

January 15, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Amplify Energy Corp.'s Form 8-K dated January 12, 2026, and have the following comments:

1.	We agree with the statements made in the third sentence of the first paragraph, as well as the second, third, and fourth paragraph.
2.	We have no basis on which to agree or disagree with the statements made in the first and second sentences of the first paragraph or the fifth and sixth paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Houston, Texas